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                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                ----------

                                                         Quarter Ended
                                                  ----------------------------
                                                  September 30,  September 30,
                                                      1996           1995
                                                  -------------  -------------
                                                    (In millions except
                                                     per share amounts)
Primary:

  Average shares outstanding                            38.9          39.1
                                                      ======        ======
  Net income                                          $ 38.1        $ 33.5
                                                      ======        ======
  Net income per share - primary                      $  .98        $  .86
                                                      ======        ======
Fully diluted:
  Total primary average shares outstanding              38.9          39.1

  Dilutive stock options and employee stock
    purchase plan shares - based on treasury
    stock method using the greater of quarter-
    end market price or average market price              .1            .1
                                                      ------        ------
  Average fully diluted shares outstanding              39.0          39.2
                                                      ======        ======
  Net income per share - fully diluted                $  .98        $  .86
                                                      ======        ======
